EXHIBIT 5.1

800 CAPITOL STREET SUITE 2200 HOUSTON, TX 77002 +1.713.354.4900

 November 21, 2024
DT Midstream, Inc.
500 Woodward Avenue, Suite 2900
Detroit, Michigan 48226

Ladies and Gentlemen:

We have acted as counsel to DT Midstream, Inc., a Delaware corporation (the “Company”), in connection with the purchase and sale of an aggregate of 4,168,750 shares of common stock, $0.01 par value per share (the “Shares”) of the Company, pursuant to the Underwriting Agreement dated November 20, 2024 (the “Underwriting Agreement”), among the Company and Barclays Capital Inc., as representative (the “Representative”) of the several underwriters named in Schedule I therein.  The Shares include 543,750 shares purchased pursuant to the Representatives’ full exercise of the option set forth in Section 2 of the Underwriting Agreement (the “Option Shares”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In that connection, we have reviewed originals or copies of the Underwriting Agreement.

We have also reviewed the following:

(a)
The automatic shelf registration statement on Form S-3 (Registration No. 333-283345) filed by the Company under the Securities Act, with the Securities and Exchange Commission (the “Commission”) on November 19, 2024 (such registration statement, including the documents incorporated by reference therein and the information deemed to be part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act, hereinafter referred to as the “Registration Statement”).

(b)
The base prospectus, dated November 19, 2024 and forming a part of the Registration Statement with respect to the offering from time to time of the securities described therein, which was included as part of the Registration Statement at the time it became effective on November 19, 2024 (the “Base Prospectus”).

(c)
The preliminary prospectus supplement relating to the Shares, dated November 19, 2024 (the “Preliminary Prospectus Supplement”) (the Base Prospectus, as amended and supplemented by the Preliminary Prospectus Supplement, in the form first filed by the Company pursuant to Rule 424(b) under the Securities Act with the Commission, including the documents incorporated by reference therein, hereinafter collectively referred to as the “Preliminary Prospectus”).

AOSHEARMAN.COM
Allen Overy Shearman Sterling US LLP is a limited liability partnership organized under the laws of the State of Delaware. Allen Overy Shearman Sterling US LLP is affiliated with Allen Overy Shearman Sterling LLP, a limited liability partnership registered in England and Wales with registered number OC306763 and with its registered office at One Bishops Square, London E1 6AD.  It is authorized and regulated by the Solicitors Regulation Authority of England and Wales (SRA number 401323).  The term partner is used to refer to a member of Allen Overy Shearman Sterling LLP or an employee or consultant with equivalent standing and qualifications.  A list of the members of Allen Overy Shearman Sterling LLP and of the non-members who are designated as partners is open to inspection at its registered office at One Bishops Square, London E1 6AD.

(d)
The final prospectus supplement relating to the Shares, dated November 20, 2024 (the “Final Prospectus Supplement”) (the Base Prospectus, as amended and supplemented by the Final Prospectus Supplement, in the form first filed by the Company pursuant to Rule 424(b) under the Securities Act with the Commission, including the documents incorporated by reference therein, hereinafter collectively referred to as the “Prospectus”).

(e)	The orally conveyed pricing information for the Shares, dated November 20, 2024, attached as Schedule III to the Underwriting Agreement.

(f)	Copies of the certificate of incorporation and by-laws of the Company, as amended through the date hereof.

(g)
Originals or copies of such other records of the Company, certificates of public officials and officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

(h)	The notice dated November 20, 2024, delivered by the Representatives to the Company in connection with the Representatives’ full exercise of the option to purchase the Option Shares.

In our review of the Underwriting Agreement and other documents, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in the Underwriting Agreement and in certificates of public officials and officers of the Company.

(e)	That the Underwriting Agreement is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

We have not independently established the validity of the foregoing assumptions.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon the foregoing and upon such other investigation as we have deemed necessary, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered as provided in the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion letter is provided solely in connection with the sale of the Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement.  In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Allen Overy Shearman Sterling US LLP
BN/EL/RR/jl/im/dk